Exhibit (h)(4)

EXECUTION COPY

M FUND. INC.

PARTICIPATION AGREEMENT

With

TIAA-CREF LIFE INSURANCE COMPANY

THIS AGREEMENT is made and entered into April 1, 2012, by and among M Fund, Inc., a corporation organized and existing under the laws of the State of Maryland (the “Fund”), M Financial Investment Advisers, Inc., a corporation organized and existing under the laws of the State of Colorado (the “Adviser”), M Holdings Securities, Inc., a corporation organized and existing under the laws of the State of Oregon (the “Distributor”), and TIAA-CREF LIFE INSURANCE COMPANY, a corporation organized and existing under the laws of the State of New York (the “Company”), on its own behalf and on behalf of each separate account of the Company identified herein.

WHEREAS, the Fund is a series-type mutual fund offering shares of beneficial interest (the “Fund shares”) consisting of one or more series (“Series”) of shares (“Series shares”), each such Series share representing an interest in a particular managed portfolio of securities and other assets; and

WHEREAS, the Fund was established for the purpose of serving as an investment vehicle for insurance company separate accounts supporting variable annuity contracts and variable life insurance policies to be offered by insurance companies; and

WHEREAS, the Company desires that the Fund serve as an investment vehicle for certain separate account(s) of the Company;

NOW, THEREFORE, in consideration of their mutual promises, the Fund, the Adviser, the Distributor, and the Company agree as follows:

ARTICLE I. Additional Definitions

1.1. “Account” — each separate account of the Company described more specifically in Schedule 1 to this Agreement (as may be amended from time to time).

1.2. “Business Day” — each day that the Fund is open for business as provided in the Fund Prospectus.

1.3. “Code” — the Internal Revenue Code of 1986, as amended.

1.4. “Contracts” — the class or classes of variable annuity contracts and/or variable life insurance policies (as may be referred to in other documents as “Policy” or “Policies”) issued by the Company specified as to Contract and/or Policy number and applicable Account on Schedule 1 to this Agreement (as may be amended from time to time).

1.5. “Contract Owners”— the owners of the Contracts issued by the Separate Accounts pursuant to the SEC registrations identified on Schedule 1 to this Agreement (as may be amended from time to time), as distinguished from all Product Owners.

1.6. “FINRA” — Financial Industry Regulatory Authority.

1.7. “Participating Account” — a separate account investing all or a portion of its assets in the Fund, including the Account.

1.8. “Participating Insurance Company” — any insurance company investing in the Fund on its behalf or on behalf of a Participating Account, including the Company.

1.9. “Products” — variable annuity contracts and variable life insurance policies funded through Participating Accounts investing assets attributable thereto in the Fund, including the Contracts.

1.10. “Product Owners” — owners of Products, including Contract Owners.

1.11. “Prospectus” — with respect to the Fund shares, each version of the definitive prospectus therefore or supplement thereto filed with the SEC under the 1933 Act. With respect to any provision of this Agreement requiring a party to take action in accordance with a Prospectus, such reference thereto shall be deemed to be to the version last so filed prior to the taking of such action. For purposes of Section 4.6 and Article VIII, the term “Prospectus” shall include any statement of additional information incorporated therein.

1.12. “Registration Statement” — with respect to the Fund shares, the registration statement filed with the SEC to register the securities issued thereby under the 1933 Act, or the most recently filed amendment thereto, in either case in the form in which it was declared or became effective. The Fund Registration Statement was filed on Form N-1A (File No. 33-95472).

1.13. “1940 Act Registration Statement” — the registration statement filed with the SEC to register the Fund as an investment company under the 1940 Act, or the most recently filed amendment thereto. The Fund 1940 Act Registration Statement was filed on Form N-1A (File No. 811-9082).

1.14. “Statement of Additional Information” — with respect to the Fund, each version of the definitive statement of additional information or supplement thereto filed with the SEC under the 1933 Act.

1.15. “Sub-Account” — With respect to an Account means each separate division of the Account that invests in a different Series.

1.16. “SEC” — the Securities and Exchange Commission.

1.17. “1933 Act” — the Securities Act of 1933, as amended.

1.18. “1940 Act” — the Investment Company Act of 1940, as amended.

ARTICLE II. Sale of Fund Shares

2.1 The Fund agrees to sell to the Company on behalf of the Account shares of those Series listed on Schedule 2 to this Agreement (as may be amended from time to time only as the Adviser and the Company may so agree)), such purchases to be effected on a daily basis at net asset value in accordance with Section 2.3 of this Agreement. The Fund agrees to make shares of the Series available continuously for purchase at the applicable net asset value per share by Participating Insurance Companies and their separate accounts on those days on which the Fund calculates its Series net asset value pursuant to rules of the SEC and the Fund shall calculate such net asset value on each day which the NYSE is open for regular trading. Notwithstanding the foregoing, (i) Fund Series in existence now or that may be established in the future and not listed on Schedule 2 will be made available to the Company and specified on Schedule 2 (as may be amended from time to time), and (ii) the Board of Directors of the Fund (the “Fund Board”) may suspend or terminate the offering of Fund shares of any Series or class thereof, if such action is required by law or by regulatory authorities having jurisdiction or if, in the sole discretion of the Fund Board acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, suspension or termination is necessary or in the best interests of Product Owners.

Without limiting the foregoing, the Fund and the Adviser are concerned that the Fund and Product Owners may be adversely affected by Product Owners or other investors whose purchase and redemption activity indicates market timing or other large, short-term trading activity; accordingly, the Fund reserves the right to adopt procedures to reduce, discourage or eliminate such trading activity, including without limitation the rights to reject specific purchase orders. Although the Company has adopted procedures aimed to accomplish the objectives described immediately above, the Company agrees to cooperate with the Fund and Adviser and to assist in implementing such additional restrictions on purchase, redemption and transfer activity as the Fund or Adviser reasonably determine, in good faith, are necessary for the protection of the Fund and Product Owners.

2.2. The Fund shall redeem for cash, at the Company’s request, any full or fractional shares of the Fund held by the Company on behalf of the Account, such redemptions to be effected at net asset value in accordance with Section 2.3 of this Agreement.

2.3. Purchase and Redemption Procedures

(a) The Fund hereby appoints the Company as a designee of the Fund for the limited purpose of receipt of purchase and redemption orders on behalf of the Account for shares of those Series shares made available hereunder, and receipt by the Company as designee shall constitute receipt by the Fund; provided that the Company receives the order by 4:00 p.m. Eastern time/close of regular trading on NYSE and the Fund receives notice of such order by 10:00 a.m. Eastern time on the next following Business Day.

(b) The Company shall pay for Series shares one Business Day after receipt of an order to purchase such shares is made in accordance with the provisions of

Section 2.3(a) hereof. Payment for Series shares shall be made in federal funds transmitted to the Fund by wire on the Business Day the Fund is notified of the purchase request for Series shares in accordance with Section 2.3(a). If federal funds are not received on the day the Fund is notified of the purchase request for Series shares pursuant to Section 2.3.(a), then such funds will be invested, and Series shares purchased thereby will be issued at the net asset value next determined after the Fund receives such payment.

(c) Payment for Series shares redeemed by the Account or the Company shall be made in federal funds transmitted by wire to the Company on behalf of the Account or its designated custodial account on the Business Day the Fund is properly notified of the redemption order of Series shares in accordance with Section 2.3(a). The Fund shall not bear any responsibility whatsoever for the proper disbursement or crediting of redemption proceeds to Contract Owners; the Company alone shall be responsible for such action.

2.4. The Fund shall calculate and make the net asset value per share for each Series available to the Company each Business Day, and in any event, as soon as reasonably practicable after the net asset value per share for such Series is calculated and will use its best efforts to make such net asset value per share available by 6:00 p.m., Eastern Time, each Business Day, and shall calculate such net asset value in accordance with the Fund Prospectus. In the event that the Fund is unable to meet the 6:00 p.m. time stated herein, it shall provide additional time for the Company to place orders for the purchase and redemption of Fund shares and wire net payments for the purchase of Fund shares. Such additional time shall be equal to the additional time which the Fund takes to make the net asset value available to the Company. If the Fund provides the Company materially incorrect net asset value per share information (as determined under SEC guidelines), the Fund shall make an adjustment to the number of shares purchased or redeemed for the Account or Sub-Accounts to reflect the correct net asset value per share, and the Adviser shall bear the cost of correcting such errors and shall reimburse the Company for any expenses incurred related to correction of the net asset value (including correcting Contract owner accounts). Any material error in the calculation or reporting of net asset value per share, dividend or capital gain information shall be reported to the Company upon discovery by the Fund.

2.5. The Fund shall furnish same day notice to the Company (by fax, or telephone followed by written confirmation) as early as reasonably practicable (consistent with the Company’s requirement to calculate the unit values of the corresponding Account or Sub-Account) of any income, dividends or capital gain distributions payable on any Series shares. The Company, on its behalf and on behalf of the Account and each Sub-Account, hereby elects to receive all such dividends and distributions as are payable on any Series shares in the form of additional shares of that Series at the ex-dividend date net asset value. The Company reserves the right, on its behalf and on behalf of the Account and Sub-Accounts, to revoke this election and to receive all such dividends and distributions in cash. The Fund shall notify the Company promptly of the number of Series shares so issued as payment of such dividends and distributions.

2.6. Issuance and transfer of Fund shares shall be by book entry only. Stock certificates will not be issued to the Company or the Account. Purchase and redemption orders for Fund shares shall be recorded in an appropriate ledger for the Account or the appropriate Sub-Account of the Account.

2.7. The Company shall not, without the prior written consent of the Adviser (unless otherwise required by applicable law), solicit, induce or encourage Contract Owners to change or modify the Fund or change the Fund’s investment adviser.

The Fund shall sell Fund shares only to Participating Insurance Companies and their separate accounts and to persons or plans (“Qualified Persons”) that qualify to purchase and hold shares of the Fund under Section 817(h) of the Code. The Fund shall not sell Fund shares to any insurance company, separate account or Qualified Person unless an agreement containing provisions substantially similar to Articles II, V, VI and VII of this Agreement is in effect to govern such sales.

ARTICLE III. Representations and Warranties

3.1. The Company represents and warrants that: (i) it is a corporation duly organized, duly existing and in good standing under New York law; (ii) the Account is (or will be prior to the purchase by the Company of Fund shares for the Account) a validly existing separate account, duly established and maintained in accordance with applicable law; (iv) the Contracts will be issued in compliance in all material respects with all applicable federal and state laws; (v) the Company will use its best efforts to comply, in all material respects, with the laws of the state of New York; and (vi) the Company and the Account qualify (or will qualify prior to the purchase by the Company of Fund shares for the Account) to purchase and hold shares of the Fund under Section 817(h) of the Code and the regulations thereunder.

3.2. The Fund and the Adviser represent and warrant that: (i) the Fund is a corporation duly organized, validly existing and in good standing under Maryland law; (ii) the Fund’s 1940 Act Registration Statement has been filed with the SEC in accordance with the provisions of the 1940 Act and the Fund is and shall remain duly registered as an open-end management investment company thereunder; (iii) the Fund Registration Statement has been declared effective by the SEC; (iv) Fund shares sold pursuant to this Agreement have been duly authorized for issuance in accordance with applicable law; (v) the Fund currently qualifies as a “regulated investment company” under Subchapter M of the Code and is and shall remain in compliance with Section 817(h) of the Code and the regulations issued thereunder; (vi) the Fund’s investment policies are in material compliance with any investment restrictions set forth on Schedule 3 to this Agreement; and (vii) the Fund does and will comply in all material respects with the 1940 Act. The Fund and Adviser represent that the Fund will use its best efforts to comply, in all material respects, with the laws of the state of Maryland. The Fund, however, makes no representation as to whether any aspect of its operations (including, but not limited to, fees and expenses and investment policies) otherwise complies with the insurance laws or regulations of any other state. The Fund and Adviser represent that the Fund will use its best efforts to comply, to the extent specifically requested in writing by the Company, with any applicable state insurance laws or regulations as they may apply to the investment objectives, policies and restrictions of the Series, as they may apply to the Fund. If the Fund cannot comply with such state insurance laws or regulations, it will so notify the Company in writing. The Fund and the Adviser agree that they will furnish the information required by state insurance laws to assist the Company in obtaining the authority needed to issue the Contracts in various states.

3.3. The Adviser represents and warrants that it is lawfully organized and validly existing under the laws of its state of organization. The Adviser represents and warrants that it is and will remain registered as an investment adviser under federal and all applicable state securities laws, and shall perform its obligations hereunder in compliance in all material respects with any such applicable state and federal laws. The Adviser represents that it will manage the Fund consistent with the Fund’s investment objectives, policies, and restrictions.

3.4. Each party represents that the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate or trust action, as applicable, by such party, and, when so executed and delivered, this Agreement will be the valid and binding obligation of such party enforceable in accordance with its terms.

3.5. The Fund represents and warrants that its directors, officers and employees having access to the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount, with respect to the Fund, not less than the minimal coverage as required currently by Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid Bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company. Additionally, the Fund monitors its sub-advisers for insurance coverage and shall provide the Company, upon request, any evidence received from the sub-advisers of such insurance coverage and shall advise the Company upon learning that any sub-adviser’s insurance coverage has lapsed or been terminated.

3.6. The Company represents and warrants that all of its directors, officers, and employees dealing with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund, in an amount not less than the minimal coverage as required currently by entities subject to the requirements of Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid Bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

3.7 The Fund represents and warrants that it currently does not intend to make any payments to finance distribution expenses pursuant to Rule 12b-1 under the 1940 Act, although it may make such payments in the future. To the extent that it decides to finance distribution expenses pursuant to Rule 12b-1, the Fund will undertake to have the Board, a majority of who are not interested persons of the Fund, formulate and approve any plan pursuant to Rule 12b-1 under the 1940 Act to finance distribution expenses.

3.8 The Distributor represents and warrants that (i) it is lawfully organized and validly existing under the laws of its state of organization; (ii) it is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and will remain duly registered under all applicable federal and state securities laws, (iii) it is a member in good standing of FINRA; (iv) it serves as principal underwriter/distributor of the Fund; and (v) it will perform its obligations for the Fund in accordance in all material respects with the laws of the State of Oregon and any applicable state and federal securities laws.

3.9 The Adviser agrees to provide the Company with a certificate or statement indicating compliance by each Series of the Fund with Section 817(h) of the Code and the regulations thereunder, such certificate or statement to be sent to the Company no later than thirty (30) days following the end of each calendar quarter.

3.10 The Adviser represents and warrants that the Adviser shall use its best efforts to maintain compliance, in all material respects, with Rule 206(4)-7 under the Advisers Act.

ARTICLE IV. Filings, Information and Expenses

4.1. The Fund shall amend the Fund Registration Statement and the Fund’s 1940 Act Registration Statement from time to time as required in order to effect the continuous offering of Fund shares and to maintain the Fund’s registration under the 1940 Act for so long as Fund shares are sold. The Fund shall file, register, qualify and obtain approval of the Fund shares for sale under state securities laws to the extent deemed advisable by the Adviser.

4.2. At least annually (or in the case of a prospectus supplement, when that supplement is issued), the Fund shall provide the Company with as many copies of the Fund’s current prospectus (describing only the Series). The Company does not plan to distribute Fund prospectuses describing series not offered under the Contracts and any supplements thereto as the Company may reasonably request, at the Fund’s expense, to distribute to existing Contract owners (including at the time of Contract fulfillment and confirmation). The Fund shall provide the Company (at the Company’s expense) with as many copies of the Fund’s current prospectus (describing only the Series) and any supplements thereto as the Company may reasonably request for distribution to prospective purchasers of Contracts. The Fund will provide the copies of said prospectus and supplements to the Company or to its mailing agent. If requested by the Company in lieu thereof, the Fund shall provide such documentation (including a final copy of the new prospectus as set in type or electronically in portable document format (pdf), at the Fund’s expense) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Fund is amended) to have the prospectus (which shall include an offering memorandum, if any) for the Contracts, and the Fund’s prospectus printed together in one document (such printing for existing Contract owners to be at the Fund’s expense). With respect to any Fund prospectus to be printed for existing Contract owners together with the prospectus(es) for other investment vehicles funding the Account, the Fund agrees to pay its proportionate share of reasonable expenses as represented by the ratio that the number of pages of the Fund’s prospectus bears to the total number of pages in the document. The Fund will, upon request, provide the Company with a copy of the Fund’s prospectus through electronic means to facilitate the Company’s efforts to provide Fund prospectuses via electronic delivery. Company shall update its website with the most recent version of a Fund’s prospectus no earlier than the date of such prospectus or supplement and shall remove from its website any earlier copies of the Fund’s prospectus or supplement no later than the time for which the effectiveness of such prospectus expires.

The Fund’s prospectus shall state that the current Statement of Additional Information (“SAI”) for the Fund is available from the Company (or, in the Fund’s discretion,

from the Fund), and the Distributor (or the Fund), at its expense, shall print, or otherwise reproduce, and provide sufficient copies of such SAI and any supplements thereto free of charge to the Company for itself, and for any owner of a Contract who requests such SAI. The Fund will provide the Company with as many copies of the SAI and any supplements thereto as the Company may reasonably request for distribution, at the Company’s expense, to prospective Contract owners. The Company shall send an SAI to any such Contract owner within 3 business days of the receipt of a request.

The Fund, at its expense, shall provide the Company with copies of its proxy material, reports to shareholders, and other communications to shareholders in such quantity as the Company shall reasonably require for distributing to Contract owners in the Fund. The Company will distribute this proxy material, reports and other communications to existing Contract owners. If requested by the Company in lieu thereof, the Fund shall provide such documentation (which may include a final copy of the Fund’s annual and semi-annual reports as set in type or via electronic delivery in portable document format (pdf), at the Fund’s expense) and other assistance as is reasonably necessary in order for the Company to print such shareholder communications for distribution to Contract owners (such printing for existing Contract owners to be at the Fund’s expense). With respect to any Fund communication to be printed for existing Contract owners together with communications for other investment vehicles funding the Account, the Fund agrees to pay its proportionate share of reasonable expenses as represented by the ratio that the number of pages of the Fund’s communication bears to the total number of pages in the document.

4.3. The Company has or shall file, register, qualify and obtain approval of the Contracts for sale to the extent required by applicable federal and state insurance and securities laws, including but limited to:

(a) Each Account has been or shall be registered, prior to any issuance or sale of the Contracts, as a unit investment trust under the 1940 Act, and the Company has legally and validly established each Account under applicable state insurance laws; and

(b) The Contracts or interests in the Accounts have been or shall be prior to any issuance or sale, registered as securities under the 1933 Act.

4.4. The Company shall, to the extent it is reasonably expected to know, inform the Fund of any investment restrictions imposed by state insurance law that may become applicable to the Fund from time to time as a result of the Account’s investment therein (including, but not limited to, restrictions with respect to fees and expenses and investment policies), other than those set forth on Schedule 3 to this Agreement. Upon receipt of such information from the Company, the Fund Board shall determine whether it is in the best interests of shareholders to comply with any such restrictions. If the Fund Board determines that it is not in the best interests of Product Owners, the Fund shall so inform the Company in writing, and the Fund and the Company shall discuss alternative accommodations in the circumstances. If the Fund Board determines that it is in the best interests of Product Owners to comply with such restrictions, the Fund and the Company shall amend Schedule 3 to this Agreement to reflect such restrictions.

4.5. [Reserved.]

4.6. All expenses incident to each party’s performance under this Agreement (including expenses expressly assumed by such party pursuant to this Agreement) shall be paid by such party to the extent permitted by law. Expenses assumed by the Fund include, but are not limited to, the costs of: (i) registration and qualification of the Fund shares under the federal securities laws, including without limitation, the preparation of and filing with the SEC of Forms N-CSR and N-SAR and Rule 24f-2 Notices and payment of all applicable registration or filing fees with respect to shares of the Fund; (ii) preparation and filing with the SEC of the Fund Prospectus, Fund Registration Statement, Fund proxy materials and shareholder reports, typesetting and printing the Fund’s prospectus and SAI (to the extent provided by and as determined in accordance with Section 4.2 above), typesetting and printing proxy materials and reports to Contract owners (including the costs of printing a Fund prospectus that constitutes an annual report) (to the extent provided by and as determined in accordance with Section 4.2 above), and preparation of a camera-ready copy thereof; (iii) preparation of all statements and notices required by any federal or state securities law; (iv) distribution of Fund proxy materials and reports to Contract Owners (v) all taxes on the issuance or transfer of Fund shares; (vi) any expenses permitted to be paid or assumed by the Fund pursuant to a plan, if any, under Rule 12b-1 under the 1940 Act; and (vii) and other costs associated with preparation of prospectuses and SAIs for the Series in electronic or typeset format, as well as any distribution and other expenses as set forth in Section 4.2 of this Agreement. The Fund otherwise shall pay no fee or other compensation to the Company under this Agreement, unless the parties otherwise agree, except that if the Fund or any Series adopts and implements a plan pursuant to Rule 12b-1 under the 1940 Act to finance distribution expenses, then payments may be made to the Company in accordance with such plan. The Fund currently does not intend to make any payments to finance distribution expenses pursuant to Rule 12b-1 under the 1940 Act or in contravention of such rule, although it may make payments pursuant to Rule 12b-1 in the future. To the extent that it decides to finance distribution expenses pursuant to Rule 12b-1, the Fund undertakes to have a Board of Directors, a majority of who are not interested persons of the Fund, formulate and approve any plan under Rule 12b-1 to finance distribution expenses.

4.7. The Fund, the Distributor and the Adviser will not give any information or make any representations or statements on behalf of the Company or concerning the Company, each Account, or the Contracts other than the information or representations contained in a registration statement, prospectus or SAI for the Contracts, as such registration statement, prospectus and SAI may be amended or supplemented from time to time, or in published reports for each Account or the Contracts which are in the public domain or approved in writing by the Company for distribution to Contract owners, or in sales literature or other material provided by the Company, except with written permission of the Company.

4.8. The Fund and the Company shall provide to the other upon request at least one complete copy of all Registration Statements, Prospectuses, Statements of Additional Information, periodic and other shareholder or Contract Owner reports, proxy statements, solicitations of voting instructions, applications for exemptions, requests for no-action letters, and all amendments or supplements to any of the above, that relate to the Fund, the Contracts or the Account, as the case may be, within a reasonable time after the filing by or on behalf of such party of such document with the SEC or other regulatory authorities, to the extent such filings are applicable.

4.9. Each party hereto shall cooperate with the other party and all appropriate governmental authorities (including without limitation the SEC, FINRA and state insurance regulators) and shall permit each other and such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. However, such access shall not extend to attorney-client privileged information.

4.10. The Company reserves the right to modify any of the Contracts in any respect whatsoever. The Company reserves the right in its sole discretion to suspend the sale of any of the Contracts, in whole or in part, or to accept or reject any application for the sale of a Contract. The Company agrees to notify the Fund and the Adviser promptly upon the occurrence of any event the Company believes might necessitate a material modification or suspension of the Contacts directly affecting the Fund as an investment vehicle funding the Account.

4.12 Any piece of advertising or sales literature or other promotional material in which the Fund is named and which will be used by the Company shall be furnished by the Company to the Fund not less than 15 days prior to its use. No such material shall be used if the Fund or its designee objects to such use within 15 days after receipt of such material; provided that it may be used earlier than the end of such 15-day period if the Fund or its designee consents in writing to its use. The Fund may delegate its rights and responsibilities under this provision to the Adviser.

4.13 Any piece of advertising or sales literature or other promotional material in which the Company or the Account is named and which will be used by the Fund, the Distributor or the Adviser shall be furnished by the Fund, the Distributor or the Adviser, as applicable, to the Company not less than 15 days prior to its use. No such material shall be used if the Company or its designee objects to such use within 15 days after receipt of such material; provided that it may be used earlier than the end of such 15-day period if the Company or its designee consents in writing to its use.

4.14 The Fund and Adviser will provide the Company with as much notice as is reasonably practicable of any proxy solicitation for any Series, and of any material change in the Registration Statement or the 1940 Act Registration Statement, particularly any change resulting in a change to the registration statement or prospectus or statement of additional information for any Account. The Fund and Adviser will cooperate with the Company so as to enable the Company to solicit proxies from Contract Owners or to make changes to its prospectus, statement of additional information or registration statement, in an orderly manner. The Fund and the Adviser will make reasonable efforts to attempt to have changes affecting Contract prospectuses become effective simultaneously with the annual updates for such prospectuses. Notwithstanding the foregoing, the Fund may replace any of its sub-advisers at any time as it deems necessary in its sole discretion.

4.15. For purposes of this Article IV, the phrase “sales literature or other promotional material” includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media, (i.e., on-line networks such as the Internet or other electronic messages)), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to employees or agents, registration statements, prospectuses, SAIs, shareholder reports, and proxy materials and any other material constituting sales literature or advertising under FINRA rules, the 1933 Act or the 1940 Act.

ARTICLE V. Voting of Fund Shares

5.1. With respect to any matter put to vote by the holders of Fund shares or Series shares (“Voting Shares”), to the extent required by law (including the Exemptive Order referred to in Section 7.1 below) the Company shall:

(a) solicit voting instructions from Contract Owners to which Voting Shares are attributable;

(b) vote Voting Shares of each Series attributable to Contract Owners in accordance with instructions or proxies timely received from such Contract Owners;

(c) vote Voting Shares of each Series attributable to Contract Owners for which no instructions have been received in the same proportion as Voting Shares of such Series for which instructions have been timely received from Contract Owners; and

(d) vote Voting Shares of each Series held by the Company on its own behalf or on behalf of the Account that are not attributable to Contract Owners in the same proportion as Voting Shares of such Series for which instructions have been timely received;

provided, however, that if the SEC changes its interpretations of voting privileges for variable contracts the Company may vote such shares in its own right. The Company shall be responsible for assuring that voting privileges for the Account are calculated in a manner consistent with the provisions set forth above and with the manner employed by all other Participating Accounts.

5.2. The Fund will comply with all provisions of the 1940 Act requiring voting by shareholders, and in particular, the Fund either will provide for annual meetings (except insofar as the SEC may interpret Section 16 of the 1940 Act not to require such meetings) or, as the Fund currently intends, to comply with Section 16(c) of the 1940 Act (although the Fund is not one of the trusts described in Section 16(c) of the 1940 Act) as well as with Sections 16(a) and, if and when applicable, 16(b). Further, the Fund will act in accordance with the SEC’s interpretation of the requirements of Section 16(a) with respect to periodic elections of directors and with whatever rules the SEC may promulgate with respect thereto.

ARTICLE VI. Compliance with Code

6.1. The Fund and Adviser represent and warrant that each Series is currently qualified as a Regulated Investment Company under Subchapter M of the Code, and that each

Series will maintain such qualification (under Subchapter M or any successor or similar provision). The Fund or Adviser shall notify the Company immediately upon having a reasonable basis for believing that any Series has ceased to so qualify or that a Series might not so qualify in the future.

6.2. The Fund and Adviser represent and warrant that for each quarter each Series of the Fund does and will at all times invest money from the Contracts in such a manner as to ensure that the Contracts will be treated as variable contracts under the Code and the regulations issued thereunder; including, but not limited to, that the Fund will at all times comply with the diversification requirements of Section 817(h) of the Code and any regulations thereunder applicable to variable contracts as defined in Section 817(d) of the Code and any amendments or other modifications or successor provisions to such Sections or regulations (and will comply with any revenue rulings, revenue procedures, notices, and other published announcements of the Internal Revenue Service interpreting those Sections or regulations), as if those requirements applied directly to each such Series. The Fund or Adviser will notify the Company immediately upon having a reasonable basis for believing that the Fund or any Series thereunder has ceased to comply with the diversification requirements or that the Fund or Series might not comply with the diversification requirements in the future. In the event of a breach of this representation and warranty the Fund will take all reasonable necessary steps to adequately diversify the Fund so as to achieve compliance within the grace period afforded by Treasury Regulation 1.817-5.

6.3. The Fund and the Adviser acknowledge and agree that any failure (whether intentional or in good faith or otherwise) of any Fund Series to comply with the requirements of Subchapter M of the Code or the diversification requirements of Section 817(h) of the Code and the regulations issued thereunder may result in the Contracts not being treated as variable contracts for federal income tax purposes, which would have adverse tax consequences for the Contract Owners and could also adversely affect the Company’s corporate tax liability. The Fund and the Adviser further acknowledge and agree that any such failure may result in costs and expenses being incurred by the Company. For example, the Company may incur costs and expenses in obtaining whatever regulatory authorizations are required to correct a failure to diversify and/or substitute shares of an investment company for those of the failed Fund, fees and expenses of legal counsel and other advisors to the Company, and federal taxes, interest or tax penalties. Without limiting the provisions of Article VIII of this Agreement, the Fund and the Adviser acknowledge and agree that they will be financially liable for all reasonable costs and expenses incurred by the Company due to the failure to comply with Subchapter M of the Code or the diversification requirements of Section 817(h) of the Code and the regulations issued thereunder.

6.4. The Company represents that the Contracts are currently and at the time of issuance will be treated as life insurance, endowment or annuity contracts (as applicable) under applicable provisions of the Code, and that it will maintain the treatment of the Contracts as annuity contracts or life insurance policies, whichever is appropriate, under applicable provisions of the Code and shall notify the Fund and the Adviser immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future; provided that the each Series in which the Company or an Account invests complies with the requirements of Subchapter M and the diversification requirements of Section 817(h) of the Code, the regulations thereunder, or any successor provision or regulation.

ARTICLE VII. Potential Conflicts

7.1. The parties to this Agreement acknowledge that the Fund has obtained an order of exemption from the SEC (the “Exemptive Order,” File No. 812-9674) granting relief from various provisions of the 1940 Act and the rules thereunder to the extent necessary to permit Fund shares to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated Participating Insurance Companies and other Qualified Persons (as defined in Section 2.8). The Fund hereby notifies the Company that a Contract’s Registration Statement, Prospectus or sales literature or other promotional materials disclosure regarding potential risks of such mixed and shared funding may be appropriate.

7.2. The Fund agrees that the Fund Board shall monitor each Series for the existence of any material irreconcilable conflict between the interests of Product Owners. The Board shall have the sole authority to determine if a material irreconcilable conflict exists, and such determination shall be binding on the Company only if approved in the form of a resolution by a majority of the Board, or a majority of the Disinterested Directors (defined below) of the Board. The Fund Board shall promptly inform the Company if it determines that a material irreconcilable conflict exists and the implications thereof.

7.3. (a) The Company shall report any potential or existing conflicts promptly to the Fund Board, and in particular whenever Contract Owner voting instructions are disregarded, and recognizes that it shall be responsible for assisting the Fund Board in carrying out its responsibilities in connection with the Exemptive Order. The Company agrees to carry out such responsibilities with a view only to the interests of Contract Owners.

(b) The Company shall at least annually submit to the Fund Board such reports, materials or data as the Fund Board may reasonably request so that the Fund Board and the Fund may fully carry out the obligations imposed upon them by the conditions of the Exemptive Order, and such reports, material and data shall be submitted more frequently if deemed appropriate by the Fund Board.

7.4. If a majority of the Fund Board, or a majority of its directors who are not “interested persons” as defined in the 1940 Act (“Disinterested Directors”), determines that a material irreconcilable conflict exists with regard to Contract Owner investments in the Fund, the Fund Board shall give prompt notice to all Participating Insurance Companies. If the Fund Board determines that the Company is responsible in full or in part for causing or creating said conflict, the Company (and other responsible Participating Insurance Companies) shall at no cost or expense to the Fund, and to the extent reasonably practicable (as determined by a majority of the Disinterested Directors of the Fund Board), take such action as is necessary to remedy or eliminate the irreconcilable material conflict, up to and including:

(a) Withdrawing the assets allocable to the Account from the Fund or any Series thereof and reinvesting such assets in a different investment medium, or submitting the question of whether such segregation should be implemented to a vote of all affected Contract Owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity Contract Owners, life insurance Contract Owners, or other Product Owners) that votes in favor of such segregation or offering to the affected Contract Owners the option of making such a change; and

(b) Establishing a new registered management investment company.

7.5. If a material irreconcilable conflict arises as a result of a decision by the Company to disregard Contract Owner voting instructions, and said decision represents a minority position or would preclude a majority vote by all Contract Owners having an interest in the Fund, the Company may be required, at the Fund Board’s election, to withdraw the affected Sub-account’s investment in the Fund and terminate this Agreement with respect to such Sub-account; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Disinterested Directors of the Fund Board. Any such withdrawal and termination must take place within six (6) months after the Fund gives written notice that this provision is being implemented or an extended period of up to 12 months as may be required to obtain any necessary exemptive relief from the SEC with regard to the substitution of underlying funds. Until the end of that six month or extended period the Adviser and Fund shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Fund (subject to Section 2.1 above). No charge or penalty will be imposed as a result of such withdrawal.

7.6. If a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Sub-account of the Account’s investment in the Fund and terminate this Agreement with respect to such Sub-account within six months or an extended period of up to 12 months as may be required to obtain any necessary exemptive relief from the SEC with regard to the substitution of underlying funds after the Board informs the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Disinterested Directors of the Fund Board. Until the end of the foregoing six month or extended period, the Adviser and Fund shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Fund (subject to Section 2.1 above).

7.7. For purposes of this Article VII, a majority of the Disinterested Directors of the Fund Board shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event shall the Fund be required to bear the expense of establishing a new funding medium for any Contract. The Company shall not be required by this Article VII to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contract Owners materially adversely affected by the irreconcilable material conflict. In the event that the Board determines that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the Account’s investment in the Fund and terminate this Agreement within six (6) months after the Board informs the Company in writing of the foregoing determination; provided however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the Directors.

7.8. If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provisions of the 1940 Act or the rules promulgated thereunder with respect to mixed and shared funding on terms and conditions materially different from those contained in the Exemptive Order, then (a) the Fund and/or the Company, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, or Rule 6e-3, as adopted, as applicable, to the extent such rules are applicable, and (b) Sections 7.2 through 7.7 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.

ARTICLE VIII. Indemnification

8.1. Indemnification by the Company. The Company shall indemnify and hold harmless the Fund, the Distributor, the Adviser and each person who controls the Fund, the Distributor or the Adviser within the meaning of such terms under the 1933 Act (but not any other Participating Insurance Companies or Qualified Plans) and any officer, trustee, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid with the written consent of the Company in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities are related to the sale or acquisition of the Fund’s shares or the Contracts and:

(a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Contract’s Registration Statement, Contract’s Prospectus or sales literature or other promotional materials or disclosure documents for the Contracts or the Contracts themselves (or any amendment or supplement to any of the foregoing), or the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made; provided that this obligation to indemnify shall not apply if such statement or omission or such alleged statement or alleged omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Fund or Adviser for use in such documents, or in the Contracts (or any amendment or supplement to any of the foregoing) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(b) arise out of any untrue statement or alleged untrue statement of a material fact contained in the Fund Registration Statement, Fund Prospectus or sales literature or other promotional material of the Fund (or any amendment or supplement to any of the foregoing), or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, if such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Fund or the Adviser by or on behalf of the Company; or

(c) arise out of or are based upon any wrongful conduct of the Company with respect to the sale or distribution of the Contracts or Fund shares; or

(d) arise as a result of any failure by the Company to provide the services and furnish the materials or to make any payments as required under this Agreement; or

(e) arise out of any material breach by the Company of this Agreement, including but not limited to its representations and warranties.

This indemnification will be in addition to any liability that the Company may otherwise have; provided, however, that no party shall be entitled to indemnification if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the party seeking indemnification.

8.2. Indemnification by the Adviser and the Distributor. The Adviser and Distributor severally, but not jointly, agree to indemnify and hold harmless the Company and each person who controls the Company within the meaning of such term under the 1933 Act and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid with the written consent of the Adviser and Distributor in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities are related to the sale or acquisition of the Fund’s shares or the Contract and:

(a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Fund Registration Statement, Fund Prospectus or sales literature or other promotional material of the Fund (or any amendment or supplement to any of the foregoing), or the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made; provided that this obligation to indemnify shall not apply if such statement or omission or alleged statement or alleged omission was made in reliance upon and in conformity with information furnished in writing by or on behalf of the Company to the Fund, the Distributor or the Adviser for use in the Fund Registration Statement, Fund Prospectus or sales literature or promotional material for the Fund (or any amendment or supplement to any of the foregoing) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(b) arise out of any untrue statement or alleged untrue statement of a material fact contained in the Contract’s Registration Statement, Contract’s Prospectus or sales literature or any other promotional materials or disclosure documents for the Contracts (or any amendment or supplement to any of the foregoing), or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, if such statement or omission was made in reliance upon information furnished in writing by or on behalf of the Adviser or the Distributor to the Company; or

(c) arise out of or are based upon wrongful conduct of the Fund, the Distributor or the Adviser with respect to the sale or distribution of the Contracts or Fund shares; or

(d) arise as a result of any failure by the Fund, the Distributor or the Adviser to provide the services and furnish the materials required under the terms of this Agreement; or

(e) arise out of any material breach by the Fund, the Distributor or the Adviser of this Agreement, including but not limited to its representations and warranties.

This indemnification will be in addition to any liability that the Adviser or Distributor may otherwise have; provided, however, that no party shall be entitled to indemnification if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the party seeking indemnification.

8.3. Indemnification by the Fund. The Fund agrees to indemnify and hold harmless the Company and each person who controls the Company within the meaning of such term under the 1933 Act and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid with the written consent of the Fund in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities are related to the sale or acquisition of the Fund’s shares or the Contract or the operations of the Fund and:

(a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Fund Registration Statement, Fund Prospectus or sales literature or other promotional material of the Fund (or any amendment or supplement to any of the foregoing), or the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made; provided that this obligation to indemnify shall not apply if such statement or omission or alleged statement or alleged omission was made in reliance upon and in conformity with information furnished in writing by or on behalf of the Company to the Fund, the Distributor or the Adviser for use in the Fund Registration Statement, Fund Prospectus or sales literature or promotional material for the Fund (or any amendment or supplement to any of the foregoing) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(b) arise out of any untrue statement or alleged untrue statement of a material fact contained in the Contract’s Registration Statement, Contract’s Prospectus or sales literature or any other promotional materials or disclosure documents for the Contracts (or any amendment or supplement to any of the foregoing), or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, if such statement or omission was made in reliance upon information furnished in writing by or on behalf of the Adviser or the Distributor to the Company; or

(c) arise out of or are based upon wrongful conduct of the Fund with respect to the sale or distribution of the Contracts or Fund shares; or

(d) arise as a result of any failure by the Fund to provide the services and furnish the materials required under the terms of this Agreement; or

(e) arise out of any material breach by the Fund of this Agreement, including but not limited to its representations and warranties; or

(f) arise out of or result from the incorrect or untimely calculation or reporting of daily net asset value per share or dividend or capital gain distribution rate.

This indemnification will be in addition to any liability that the Fund may otherwise have; provided, however, that no party shall be entitled to indemnification if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the party seeking indemnification.

8.4. Indemnification Procedures. Any person obligated to provide indemnification under this Article VIII (“indemnifying party”) for the purpose of this Section 8.4) will not be liable under the indemnification provisions of this Article VIII with respect to any claim made against a party entitled to indemnification under this Article VIII (“indemnified party”) for the purpose of this Section 8.4) unless such indemnified party will have notified the indemnifying party in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim will have been served upon such indemnified party (or after such party will have received notice of such service on any designated agent), but failure to notify the indemnifying party of any such claim will not relieve the indemnifying party from any liability which it may have to the indemnified party against whom such action is brought otherwise than on account of the indemnification provision of this Article VIII, except to the extent that the failure to notify results in the failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of failure to give such notice. In case any such action is brought against the indemnified party, the indemnifying party will be entitled to participate, at its own expense, in the defense thereof. The indemnifying party also will be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the indemnifying party to the indemnified party of the indemnifying party’s election to assume the defense thereof, the indemnified party will bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment against the indemnified party, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained in this Article VIII. The indemnification provisions contained in this Article VIII shall survive any termination of this Agreement.

8.5 Notwithstanding anything else to the contrary in this Article VIII, none of the parties hereto shall be liable for any consequential, indirect or special damages under any circumstances. This limitation applies regardless of whether such damages are sought based upon breach of contract, breach of warranty, negligence, strict liability, misrepresentation or other legal or equitable theory.

ARTICLE IX. Applicable Law

9.1. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Maryland, without giving effect to the principles of conflicts of law.

9.2. This Agreement shall be subject to the provisions of the 1933 Act, 1940 Act and Securities Exchange Act of 1934, as amended, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant, and the terms hereof shall be limited, interpreted and construed in accordance therewith.

ARTICLE X. Termination

10.1 This Agreement shall not terminate until the Fund is dissolved, liquidated, or merged into another entity, or, as to any Series of the Fund, the Account no longer invests in that Series. However, certain obligations of, or restrictions on, the parties to this Agreement may terminate as provided in Sections 10.2 and 10.3, and the Company may be required to redeem shares pursuant to Section 10.4 or in the circumstances contemplated by Article VII.

10.2. Termination of the Fund’s Obligation to Sell. The obligation of the Fund to sell shares to the Company pursuant to Article II of this Agreement shall terminate at the option of the Fund upon notice to the Company as provided below:

(a) the Fund Board has terminated the offering of Fund shares or Series shares pursuant to Section 2.1 of this Agreement; or

(b) in the event that formal administrative proceedings are instituted against the Company by the FINRA, the SEC, the Insurance Commissioner or like official of any state or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of the Fund shares; provided, however, that the Fund or Distributer determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

(c) in the event any of the Contracts are not issued or sold in accordance with applicable federal and/or state law; or

(d) if either one or both of the Fund or the Distributer respectively, shall determine, in their sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity.

Notwithstanding any termination of this Agreement, the Fund and the Distributer shall, at the option of the Company, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”) to the extent necessary to allow the owners of the Existing Contracts to reallocate investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Section 10.2 shall not apply to any termination under Article VII and the effect of such Article VII termination shall be governed by Article VII of this Agreement. The parties further agree that this Section 10.2 shall not apply to any termination under Section 10.4 of this Agreement.

10.3. As to the Company. The restrictions on the Company under Section 10.5 of this Agreement shall terminate at the option of the Company upon 10 days’ notice to the Fund:

(a) upon the Company’s determination that shares of a Series are not reasonably available to meet the requirements of the Contracts; provided that such termination shall apply only to the Series not reasonably available;

(b) in the event that formal administrative proceedings are instituted against the Fund or Distributer by the FINRA, the SEC, or any state securities or insurance department or any other regulatory body; provided, however, that the Company determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Fund or Distributer to perform its obligations under this Agreement; or

(c) in the event any Series ceases to qualify as a Regulated Investment Company under Subchapter M or fails to comply with the Section 817(h) diversification requirements specified in Article VI hereof, or if the Company reasonably believes that such Series may fail to so qualify or comply; or

(d) upon any substitution of the shares of another investment company or series thereof for shares of a Series in accordance with the terms of the Contract, provided that the Company has given at least 45 days prior written notice to the Fund of the date of substitution; or

(e) if the Company shall determine, in its sole judgment exercised in good faith, that the Fund, the Adviser, or the Distributer has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity.

10.4. Company Required to Redeem. The Company shall be required to redeem Fund Shares in the event that any of the Contracts cease to qualify as life insurance, endowment contracts, or annuity insurance contracts, under applicable provisions of the Code. In addition, the Company may be required to redeem Shares pursuant to action taken or request made by the Fund Board in accordance with an order of the SEC as described in Article VII, or other SEC rule, regulation or order that may be adopted after the date hereof. The Company agrees to redeem Shares in such circumstances and to comply with applicable terms and provisions.

10.5 Company Right to Redeem. The Company may withdraw the Account’s investment in the Fund or a Series of the Fund only: (i) as necessary to facilitate Contract Owner requests; (ii) upon a determination by a majority of the Fund Board, or a majority of disinterested Fund Board members, that an irreconcilable material conflict exists among (x) the interests of all Product Owners or (y) the interests of the Participating Insurance Companies investing in the Fund; (iii) upon requisite vote of the Contract Owners having an interest in the affected Series; (iv) as required by state and/or federal laws or regulations or judicial or other legal precedent of general implication; (v) upon sixty (60) days advance written notice; (vi) from a Series, upon a change in the Portfolio Manager for that Series; or (vii) as permitted by an order of the SEC pursuant to Section 26(b) of the 1940 Act.

10.6 Notice Requirement.

(a) No termination of this Agreement will be effective unless and until the party terminating this Agreement gives prior written notice to all other parties of its intent to terminate, which notice will set forth the basis for the termination.

(b) In the event that any termination of this Agreement is based upon the provisions of Article VII, such prior written notice will be given in advance of the effective date of termination as required by such provisions.

10.7 Survival. Notwithstanding any termination of this Agreement, each party’s obligation under Article VIII to indemnify the other parties shall survive.

ARTICLE XI. Applicability to New Accounts and New Contracts

The schedules to this Agreement form an integral part hereof and are incorporated herein by reference. The parties to this Agreement may agree in writing to amend the schedules to this Agreement from time to time to reflect, as appropriate, changes in or relating to the Contracts, or Series or funding vehicles thereof, additions of new classes of Contracts to be issued by the Company and separate accounts therefore investing in the Fund. The provisions of this Agreement shall be equally applicable to each such class of Contracts, Series and Accounts, effective as of the date of amendment of such Schedule, unless the context otherwise requires.

ARTICLE XII. Notice, Request or Consent

Any notice, request or consent to be provided pursuant to this Agreement is to be made in writing and shall be given:

If to the Fund:

M Fund, Inc.

M Financial Group

1125 NW Couch Street, Suite 900

Portland, Oregon 97209

Attn: President

If to the Adviser:

M Financial Investment Advisers, Inc.

M Financial Group

1125 NW Couch Street, Suite 900

Portland, Oregon 97209

Attn: President

If to the Distributor:

M Securities Holdings, Inc.

M Financial Group

1125 NW Couch Street, Suite 900

Portland, Oregon 97209

Attn: President

If to the Company:

TIAA-CREFF Life Insurance Company

8625 Andrew Carnegie Blvd.

Charlotte, NC 28262

Attn: President

or at such other address as such party may from time to time specify in writing to the other party. Each such notice, request or consent to a party shall be sent by registered or certified United States mail with return receipt requested, by overnight delivery with a nationally recognized courier or by electronically transmitted facsimile, and shall be effective upon receipt or three days after mailing.

ARTICLE XIII. Dispute Resolution

All disputes arising under or relating to this Agreement shall be subject to negotiation as set forth in this Article 13.

13.1. Negotiation. The affected parties shall in good faith attempt promptly to resolve any dispute arising under or relating to this Agreement by negotiations between executives who have authority to settle the controversy. A party may give the other party or parties written notice of any dispute not resolved in the ordinary course of business. Within 20 days of the delivery of such notice, executives of the affected parties shall meet, in person or by telephone conference, and thereafter as often as they reasonably deem necessary, to exchange information and attempt to resolve the dispute. If a negotiator intends to be accompanied by an attorney, he shall provide all other parties at least five days’ notice of such fact, and the negotiators for such parties shall be entitled to be accompanied by an attorney without further notice. If the parties have failed to meet within 20 days of the notice, or if the matter has not been resolved within 50 days of the notice, then either party may request arbitration as provided in Article 13.2

ARTICLE XIV. Contract Owner Information

14.1 Definitions. For purposes of this Article XIV, the following terms shall have the following meanings:

(a) “Shares” means the interest of Contract Owners corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Company on behalf of its General Account or separate accounts investing in the Series of the Fund.

(b) “Contract Owner-Initiated Transfer” means a transaction that is initiated or directed by a Contract Owner that results in a transfer of assets within a Contract to or out of a Series of the Fund, but does not include transactions that are executed: (1) automatically pursuant to a contractual or systematic program or enrollment such as a transfer of assets within a Contract to or out of a Series of the Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, automatic rebalancing programs, annuity payments, loans, systematic withdrawal programs; (2) pursuant to a Contract death benefit; (3) one-time step-up in Contract value pursuant to a Contract death benefit; (4) allocation of assets to a Series of the Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; (5) pre-arranged transfers at the conclusion of a required free look period; (6) as a result of any deduction of charges or fees under a Contract; (7) within a Contract out of a Series of the Fund a result of scheduled withdrawals or surrenders from a Contract; or (8) pursuant to any other similar type of transaction that does not require current or ongoing action by the Contract Owner.

(c) “written” includes electronic writings and facsimile transmissions.

(d) “designee” of the Fund, the Adviser or the Distributor in each case, shall be the person specified and agreed to, in writing, by the Company.

14.2 Agreement to Provide Information. The Company will provide the Fund or its designee, upon written request from the Fund or the Adviser, the taxpayer identification (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”) and the Contract Owner number or participant account number associated with the Contract Owner, if known, of any or all Contract Owner(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer or exchange of Shares held through an account maintained by the Company during the period covered by the request. Unless otherwise specifically requested by the Fund, the Company shall only be required to provide information relating to the Contract Owner-Initiated Transfers.

14.3 Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days prior to the date of the request for which transaction information is sought. The Fund or the Adviser may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund or the Company for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

14.4 Timing of Requests. Request for Contract Owner information shall be made no more frequently than quarterly, except as the Fund or the Adviser deem necessary to investigate any current documented concerns regarding compliance with policies established by the Fund or the Company for the purpose of eliminating or reducing any dilution of value of the outstanding shares issued by the Fund.

14.5 Form and Timing of Response.

(a) The Company agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in Section 14.2. If requested by the Fund, the Adviser or their designee, the Company will use its best efforts to determine promptly whether any specific person about whom the Fund has received the identification and transaction information specified in Section 14.2 is itself a financial intermediary (as defined in Rule 22c-2 under the 1940 Act (an “indirect intermediary”) and, upon further request of the Fund, the Adviser or their designee, promptly either (1) provide (or arrange to have provided) the information set forth in Section 14.2 for those shareholders who hold an account with the indirect intermediary, or (2) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. The Company will inform the Fund whether it plans to perform the actions set forth in subsection (1) or (2) above.

(b) Responses required by this Section 14.5 must be communicated in writing and in a format mutually agreed upon by the Fund, the Adviser or their designee and the Company.

15.2. This Agreement may be executed simultaneously in two or more counterparts, each of which together shall constitute one and the same instrument.

15.3. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

15.4. The Fund, the Distributor and the Adviser acknowledge that the identities of the customers of the Company or any of its affiliates (collectively the “Protected Parties” for purposes of this Section 15.4) and information maintained regarding those customers and all computer programs and procedures developed by the Company to which the Fund or the Adviser may have access are the valuable property of the Protected Parties. The Fund, the Distributor and the Adviser agree that if they come into possession of any list or compilation of the identities of or other information about the Protected Parties’ customers, or any other property of the Protected Parties, other than such information as may be independently developed or compiled by the Fund, the Distributor or the Adviser from information supplied to them by the Protected Parties’ customers who also maintain accounts directly with the Fund, the Distributor or the Adviser, or otherwise becomes part of the public domain, the Fund, the Distributor and the Adviser will hold such information or property in confidence and refrain from using, disclosing or distributing any of such information or other property except: (a) with the Company’s prior written consent; or (b) as required by law or judicial process.

15.5. The rights, remedies, and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

15.6. This Agreement will not be assigned by any party hereto without the prior written consent of all the parties hereto. Assignment includes, without limitation, any transfer of any Contract or Account to another unaffiliated insurance company pursuant to an assumption reinsurance or other agreement.

15.7 Notwithstanding any other provisions of this Agreement, (i) the Company may offer other 1940 Act registered mutual funds under its Contracts; and (ii) the Fund may sell its Series Shares to other variable insurance and annuity products offered by other life insurance companies.

[Signature Page follows.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and behalf by its duly authorized officer on the date specified below.

TIAA-CREF LIFE INSURANCE COMPANY
(Company)

Date: 3/23/12	By:
		Name:	Jeremy Ragsdale
		Title:	Vice President

M FUND, INC.
(Fund)

Date: 3/22/12	By:
		Name:	JoNell Hermanson
		Title:	President

M FINANCIAL INVESTMENT ADVISERS, INC.
(Adviser)

Date: 3/22/12	By:
		Name:	JoNell Hermanson
		Title:	President

M HOLDINGS SECURITIES, INC.
(Distributor)

Date: 3/22/12	By:
		Name:	Ken Ehinger
		Title:	President and Chief Executive Officer

Schedule 1

Accounts of the Company

and Classes of Contracts

Investing in the Fund

Effective as of the date the Agreement was executed, the following separate accounts of the Company and Contracts are subject to the Agreement:

Name of Separate Account	Type of Product Supported by Account	Date established by the Board of Directors of the Company	SEC 1940 Act Registration Number (if applicable)

TIAA-CREF Life Separate Account VLI-2	Variable Life Insurance Policy	November 15, 2011	811-22659

Schedule 2

Effective as of the date the Agreement was executed, the following M Fund Series are available under the Contracts:

Contract Marketing Name — M Intelligent VUL 333-179272

M Fund Options —	1.	M International Equity Fund

	2.	M Business Opportunity Value Fund

	3.	M Capital Appreciation Fund

	4.	M Large Cap Growth Fund

Schedule 3

Investment Restrictions

Applicable to the Fund

Effective as of the date the Agreement was executed, the following investment restrictions are applicable to the Fund: